Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended August 31, 2011

(Dollars in millions)

August 2011
Domestic Card Metrics(1)
Net principal charge-offs	$183
Average loans held for investment	$53,631
Annualized net charge-off rate(2)	4.10%
30+ day delinquencies	$1,854
Period-end loans held for investment	$54,100
30+ day delinquency rate(3)	3.43%

International Card Metrics(1)
Net principal charge-offs	$45
Average loans held for investment	$8,788
Annualized net charge-off rate(2)	6.21%
30+ day delinquencies	$466
Period-end loans held for investment	$8,692
30+ day delinquency rate(3)	5.36%

Auto Finance Metrics(1)
Net principal charge-offs	$32
Average loans held for investment	$19,736
Annualized net charge-off rate(2)	1.94%
30+ day delinquencies	$1,413
Period-end loans held for investment	$19,959
30+ day delinquency rate(3)	7.08%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

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